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                                   EXHIBIT 4.1

                                FORM OF DEBENTURE

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No.     04-1- 1                                                 US $
        ------------                                                ------------

                               AMBIENT CORPORATION

6% CONVERTIBLE DEBENTURE SERIES 04-1 DUE __________,  200_2

        THIS DEBENTURE is one of a duly authorized issue of up to $_________3 in Debentures of AMBIENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company") designated as its 6% Convertible Debentures Series 04-1.

        FOR VALUE RECEIVED, the Company promises to pay to _______________, the registered holder hereof (the "Holder"), the principal sum of _______________ and 00/100 Dollars (US $ ) on ______________, 200_4 (the "Maturity Date") and to pay interest, on a simple non-compound basis, on the principal sum outstanding from time to time in arrears at the rate of 6% per annum, accruing from ______________, 200_5, the date of initial issuance of this Debenture (the "Issue Date"), on the date (each, an "Interest Payment Date") which is the earliest of (i) the last calendar day of June and December of each calendar year (except that the first such date shall be June 30, 2005), (ii) a Conversion Date or the relevant Mandatory Conversion Date (as those terms are defined below), as the case may be, or (iii) the Maturity Date. Interest shall accrue semi-annually (pro-rated on a daily basis for any period more or less than a half year from the later of the Issue Date or the previous Interest Payment Date) and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for. Interest shall be payable in cash or, at the Company's option but subject to the other provisions hereof, including but not limited to Section 4(D) below (the terms of which shall govern as if this sentence were not included in this Debenture), in shares of the Company's Common Stock, $0.001 par value ("Common Stock").



--------------------

1       Insert unique Debenture number for each issuance.
2       Insert date which is third anniversary of the Closing Date
3       Insert Aggregate Purchase Price
4       See footnote 2
5       Insert the Closing Date.

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        This Debenture is being issued pursuant to the terms of the Securities
Purchase Agreement, dated as of December ______, 2004 (the "Securities Purchase Agreement"), to which the Company and the Holder (or the Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

        This Debenture is subject to the following additional provisions:

        1. The Debentures will initially be issued in denominations determined by the Company, but are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

        2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

        3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws and the terms of the Securities Purchase Agreement. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation that is sufficient to evidence that such proposed transfer complies with the Act and other applicable state and foreign securities laws and the terms of the Securities Purchase Agreement. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

        4.      A.      (i)    At any time on or after the Commencement Date (as
defined below) and prior to the time this Debenture is paid in full in accordance with its terms (including, without limitation, after the occurrence of an Event of Default, as those terms are defined below, or, if the Debenture is not fully paid or converted after the Maturity Date), the Holder of this Debenture is entitled, at its option, subject to the following provisions of this Section 4, to convert this Debenture at any time into shares of Common Stock at the Conversion Price (as defined below).

                        (ii) The term "Conversion Price" means US $0.25 (which amount is subject to adjustment as provided herein).

                        (iii)  The term "Commencement Date" means the earlier of
(i) the date which is sixty-five (65) days after the Issue Date, or (ii) the Effective Date.

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                        (iv)   The term "Unconverted Debenture" means the
principal amount of this Debenture which has not been converted as of the relevant date.

                        (v) The term "Bid Price" shall mean the 4:00 P.M. closing bid price of the Common Stock (in U.S. Dollars) on the Principal Trading Market on the relevant Trading Day(s), as reported by the Reporting Service.

                        (vi) The term "Closing Sale Price" means the 4:00 P.M. closing sale price (in U.S. Dollars) of the Common Stock on the Principal Trading Market on the relevant Trading Day(s), as reported by the Reporting Service.

                        (vii) "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holder and reasonably acceptable to the Company.

                B. Conversion shall be effectuated either by delivery to the Company or by facsimile transmission (as provided in Section 12 hereof) of a completed and duly executed Notice of Conversion (as defined below) to the address or facsimile number provided in the Notice of Exercise (as such address or facsimile number may be revised by notice given by the Company as contemplated by the Section headed "NOTICES" in the Securities Purchase Agreement). The notice of conversion ("Notice of Conversion") shall be executed by the Holder of this Debenture and shall evidence such Holder's intention to convert this Debenture or a specified portion hereof in the form annexed hereto as Exhibit A. If paid in Common Stock as contemplated hereby, interest accrued or accruing from the Issue Date to the relevant Interest Payment Date shall be paid in Common Stock at the Conversion Price applicable as of such Interest Payment Date. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which Notice of Conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers the Notice of Conversion to the Company so that it is received by the Company on or before such specified date, provided that, if such conversion would convert the entire remaining principal of this Debenture, the Holder shall deliver to the Company the original Debentures being converted no later than five (5) Trading Days thereafter. Delivery of the Notice of Conversion shall be accepted by the Company by hand, mail or courier delivery at the address specified in said Exhibit A or at the facsimile number specified in said Exhibit A (each of such address or facsimile number may be changed by notice given to the Holder in the manner provided in the Securities Purchase Agreement). Certificates representing Common Stock upon conversion ("Conversion Certificates") will be delivered to the Holder at the address specified in the Notice of Conversion (which may be the Holder's address for notices as contemplated by the Securities Purchase Agreement or a different address), via express courier, by electronic transfer or otherwise, within five
(5) Trading Days (such fifth Trading Day, a "Delivery Date") after the date on which the Notice of Conversion is delivered to the Company as contemplated in this paragraph B, and, if interest is paid by Common Stock, the Interest Payment Date. The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 4(B) on the Conversion Date.

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                C.      Notwithstanding any other provision hereof or of any of
the other Transaction Agreements, in no event (except (i) as specifically provided herein as an exception to this provision, or (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert any portion of this Debenture, or shall the Company have the obligation to convert such Debenture (and the Company shall not have the right to pay interest hereon in shares of Common Stock) to the extent that, after such conversion or issuance of stock in payment of interest, the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or other convertible securities or of the unexercised portion of warrants or other rights to purchase Common Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Debenture, further agrees that if the Holder transfers or assigns any of the Debentures to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 4(C) as if such transferee or assignee were the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of this Debenture.

                D.      (i)    Subject to the terms of Section 4(C) and to the
other terms of this Section 4(D), interest on the principal amount of this Debenture converted pursuant to a Notice of Conversion shall be due and payable, at the option of the Company, in cash or Common Stock on the Interest Payment Date.

                        (ii) If the interest is to be paid in cash, the Company shall make such payment within three (3) Trading Days of the Interest Payment Date. If the interest is not paid by such third Trading Day, the interest must be paid in Common Stock within five (5) Trading Days of the Interest Payment Date (such fifth Trading Day, a "Delivery Date") in accordance with the provisions of Section 4(D)(i) hereof, unless the Holder consents otherwise in each specific instance.

                        (iii) The number of shares of Common Stock to be issued in payment of such interest shall be determined by dividing the dollar amount of the interest to be so paid by (i) for interest accruing through and including December 31, 2005, the Conversion Price on the Interest Payment Date, and (ii) for interest accruing thereafter, ninety percent (90%) of the average Bid Price for the ten (10) Trading Days ending on the Trading Day immediately before the relevant Interest Payment Date. Such Common Stock shall be delivered to the Holder to the Holder's address for notice provided in the Securities Purchase Agreement, or per the latest instructions provided by the Holder, whether such instructions are given pursuant to Section 4(B) hereof or otherwise.

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                        (iv)   If the Company elects to have the interest paid
in cash in connection with a conversion, the Company shall make such payment within three (3) Trading Days of the Interest Payment Date. If such payment is not made in cash by such date, it shall be deemed that, subject to the provisions of Section 4(C) hereof, the Company has elected to pay the interest in stock.

                E.      (i)    Reference is made to the provisions of Section
4(g) of the Securities Purchase Agreement, the terms of which are incorporated herein by reference. The Conversion Price and other provisions of this Debenture shall be adjusted as provided in the applicable provisions of said Section 4(g) of the Securities Purchase Agreement.

                        (ii) Upon the occurrence of each adjustment or readjustment of the Fixed Conversion Price pursuant to this Section 4(E), the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price in effect at the time and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of $1,000 of principal of this Debenture.

                F.      (i)    The term "Mandatory Conversion Date" means either
(x) the Maturity Date or (y) an Elective Mandatory Conversion Date (as defined below). On the Mandatory Conversion Date, without further action by the Holder, the outstanding principal and accrued but unpaid interest on this Debenture shall be deemed converted into Common Stock (x) with respect to such principal, at the Conversion Price in effect on such Mandatory Conversion Date, and (y) with respect to the interest at the applicable rate contemplated by the provisions of Section 4(D)(iii) hereof on such Mandatory Conversion Date. The Mandatory Conversion Date shall be a Conversion Date for all purposes of this Debenture and the other Transaction Agreements, without the need for the Holder to submit a Notice of Conversion. Any conversion contemplated by this Section 4(F) shall be subject to the following terms and conditions of this Section 4(F), to the extent relevant.

                        (ii)   So long as

        (x) there is an effective Registration Statement covering the resale of the shares issuable on conversion of this Debenture,

        (y) the Company is not in default of any material obligation under any of the Transaction Agreements, and

        (z) the Common Stock of the Company, including the Conversion Shares to be issued on the Mandatory Conversion Date, are eligible for trading on an Acceptable Trading Market (as defined below),

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then, if the Bid Price for the Common Stock is more than the Target Price (as defined below) for each of twenty (20) consecutive Trading Days (the twentieth of such consecutive Trading Days, the "Target Trading Day"), then the Company will have the right to give the Holder a written notice (an "Elective Mandatory Conversion Notice") within five (5) Trading Days after the Target Trading Day. The Elective Mandatory Conversion Notice shall state that the date specified in such notice (the "Elective Mandatory Conversion Date"), which date shall not be no earlier than twenty (20) Trading Days and no later than sixty (60) Trading Days after the Target Trading Day, shall be deemed a Mandatory Conversion Date.

                        (iii) The term "Target Price" means $1.00 per share, subject to further adjustment in the same manner as adjustments to the Conversion Price are made herein

                        (iv) The term "Acceptable Trading Market" means any of the following: (w) the Over the Counter Bulletin Board Market, (x) the NASDAQ/SmallCap or National Market, (y) the American Stock Exchange or (z) the New York Stock Exchange.

                        (v) If the Company gives an Elective Mandatory Conversion Notice, then, if, but only if, the conditions referred in clauses
(x), (y) and (z) of subparagraph (ii) above are satisfied on the Elective Mandatory Conversion Date, the conversion contemplated by the Elective Mandatory Conversion Notice will be effected, subject to the provisions of subparagraph
(vi) below. If any of these conditions is not true on the Elective Mandatory Conversion Date, the Elective Mandatory Conversion Notice shall be deemed canceled ab initio.

                        (vi) The provisions of Section 4(C) shall apply on the Mandatory Conversion Date. If, as a result of such provisions, the entire Debenture is not converted on the Mandatory Conversion Date, either, as may be relevant,

        (x) the Company, without further notice to the Holder, shall be deemed to have timely given one or more Elective Mandatory Conversion Notices providing for successive Mandatory Conversion Dates, or

        (y) the Maturity Date shall be deferred in whole or in part to one or more successive Maturity Dates,

each of which deferred date is ten (10) Trading Days after the immediately preceding Mandatory Conversion Date, until this Debenture is fully converted or paid in full (or some combination thereof).

                        (vii) Prior to a Mandatory Conversion Date, including after receiving an Elective Mandatory Conversion Notice, the Holder shall continue to have the right to convert any outstanding portion of this Debenture in accordance with its terms until it is fully converted.

                        (viii) If the Company timely pays in full any accrued interest payable with respect to this Debenture as of the initial Mandatory Conversion Date (including the shares then being converted), interest shall cease to accrue on any remaining Unconverted Debenture. If such payment is not made timely or is not made in full, interest shall continue to accrue until the earliest date after the initial Mandatory Conversion Date on which all accrued interest through the date of payment have in fact been paid, but cease to accrue thereafter.

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                G.      (i)    Anything in the other provisions of this
Debenture or any of the other Transaction Agreements to the contrary notwithstanding, if, but only if, the conditions referred in clauses (x), (y) and (z) of Section 4(F)(ii) are satisfied on the date of the issuance of the Prepayment Notice and through the Prepayment Date (as those terms are defined below), the Company shall have the right to prepay the outstanding principal of this Debenture, together with all accrued interest thereon, in whole or in part, on the terms and conditions provided in this Section 4(G).

                        (ii) The Company may give the Holder a written notice (the "Prepayment Notice") no earlier than the first anniversary of the Issue Date. The Prepayment Notice shall specify (x) the principal amount of the Debenture being prepaid by the Company (the "Prepayment Principal Amount"), (y) the date (the "Prepayment Date"), which shall be not less than thirty (30) Trading Days after the Prepayment Notice is received by the Holder, on which such prepayment will be made, and (z) identify the bank (the "Prepayment Bank") where the Prepayment Funds (as defined below) will be deposited prior to the issuance of the Confirmation Notice (as defined below).

                        (iii) No later than ten (10) Trading Days prior to the Prepayment Date, the Company will send a notice (the "Confirmation Notice") to the Holder that funds (the "Prepayment Funds") equal to the Prepayment Principal Amount plus all accrued but unpaid interest thereon through the Prepayment Date have been deposited with the Prepayment Bank, together with confirmation of such deposit by the Prepayment Bank. The Confirmation Notice will also include instructions for the method by which the Holder can provide instructions to the Prepayment Bank to make payment by check or wire, as specified by the Holder, on the Prepayment Date.

                        (iv) Even after the issuance of a Prepayment Notice, the Holder may continue to convert this Debenture as provided in the other provisions of this Debenture until this Debenture is paid in full. If the Holder converts any portion of this Debenture after the date of the Prepayment Notice and prior to the payment of the Prepayment Funds to the Holder, so that the then outstanding principal of this Debenture is less than the Prepayment Principal Amount, the Holder shall notify the Prepayment Bank of the then outstanding principal of this Debenture. The Prepayment Funds will then be adjusted to and be deemed to be equal such outstanding principal plus all accrued but unpaid interest thereon through the Prepayment Date.

                        (v) If the Confirmation Notice is not timely given or if the Prepayment Funds are not timely paid or made available to the Holder, the Holder will have the option, exercisable at any time prior to the actual payment of the Prepayment Funds (together with any additional interest accruing on the Prepayment Principal Amount after the Prepayment Date) to effect either or both of the following actions: (x) cancellation, ab initio, of the prepayment contemplated by the Prepayment Notice and (y) cancellation of the Company's prepayment right under this Section 4(G).

                H.      (i)    In the case of any dispute with respect to a
conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Section 4 hereof. If such dispute involves the calculation of the Conversion

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Price, the Company shall first discuss such discrepancy with the Holder. If the
Company and the Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to independent auditors, which shall be a recognized accounting firm selected by the Holder, with the consent of the Company, which consent shall not be unreasonably be withheld or delayed. The auditors, at the expense of the party or parties in error (as determined by the auditors), shall audit the calculations and notify the Company and the Holder of the results within five
(5) Trading Days following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with this Debenture.

                        (ii) If, at any time the Company challenges, disputes or denies the right of a Holder of a Debenture to effect a conversion of the Debenture into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with the terms of this Debenture (subject to the provisions of Section 4(H)(i) and Section 4(C) hereof), then such Holder shall have the right, by written notice to the Company, to require the Company to redeem all or part of the Debenture for which a Notice of Conversion has been refused pursuant to this Section 4(H)(ii) for cash in an amount equal to the Holder Redemption Amount pursuant to the provisions of Section 4(I) hereof.

                I.      (i)    If at any time the actual number of shares
actually reserved is such that on any date, either it is less than the Reserved Amount or were that date a Conversion Date, the Company would not be able to honor in full the conversion submitted on that date of all Unconverted Debentures of all Holders of this series of Debentures, then the Holder shall be entitled to the remedies provided in this Section 4(I).

                        (ii) The term "Redemption Event" means any one or more of the following events:

        (a) the Company has not delivered Conversion Certificates to the Holder as contemplated by this Debenture for any reason within fifteen (15) Trading Days after the Conversion Date, the Holder thereafter gives written notice thereof to the Company and the Conversion Certificates are not received by the Holder within five (5) Trading Days after the Company's receipt of such notice (but the provisions of this clause (a) shall only apply until the delivery of Conversion Certificates and the payment of the accrued interest as contemplated by this Debenture), or

        (b) the Company admits in writing, or the Holder determines, based on most recent relevant filings or other disclosure made by the Company and available to the public on the SEC's EDGAR system, that the condition of
        Section 4(I)(i) has occurred (but the provisions of this clause (b) shall only apply until the Holder receives a written statement, certified by an officer of the Company, reflecting that the condition of
        Section 4(I)(i) is no longer true).

                        (iii) Upon the occurrence of any Redemption Event and for as long as a Redemption Event shall continue to exist, then, in addition to the rights provided in Section 5(b)

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of the Securities Purchase Agreement, then, with respect to the Holder's
Unconverted Debentures (or of Debentures for which a Notice of Conversion has been submitted but the certificates representing the Conversion Shares have not yet been delivered to the Holder), the Holder shall thereafter have the option, exercisable in whole or in part (the amount of the Debenture so redeemed, the "Redeemed Debenture") at any time and from time to time by delivery to the Company of a notice (a "Holder Redemption Notice") requesting the redemption of all or part of such Holder's Debentures for cash equal to the Holder Redemption Amount in effect at the time of the redemption hereunder.

                        (iv) The "Holder Redemption Amount" means an amount payable in cash, equal to:

                               V              x              M
                        --------------
                              CP

        where:

                "V" means the outstanding principal of the Redeemed Debenture plus accrued but unpaid interest through the date of payment of the Redemption Amount for the Redeemed Debenture (the "Redemption Payment Date");

                "CP" means the Conversion Price in effect on the Redemption Date (as defined below);

                "Redemption Date" means the date on which the Company receives the Holder Redemption Notice; and

                "M" means the average of the Closing Sale Prices for any five
        (5) Trading Days (which need not be consecutive) selected by the Holder of the Unconverted Share being redeemed during the period beginning on the Redemption Date and ending on the Redemption Payment Date.

                        (v) If the Company is obligated to pay the Holder Redemption Amount, the Company shall give the Holder at least five (5) Trading Days' notice of the Redemption Payment Date (provided that such date shall be no earlier than the tenth Trading Day after the Redemption Date and no later than the fifteenth Trading Day after the Redemption Date), and, no later than the Trading Day prior to such designated date, the Holder shall, by notice to the Company, identify the value of "M" to the Company, together with a report derived from the Reporting Service supporting such value. If the Company does not pay the Holder Redemption Amount on the Redemption Payment Date so specified, the Holder shall have the right to recompute the value of "M" by notice similarly given (but until such later notice is given, the computation in the latest notice from the Holder shall continue to be determinative of the value of "M" for purposes of determining the Holder Redemption Amount). The determination of the value of "M" shall not affect the determination of the value of "V" in determining the Holder Redemption Amount.

                        (vi) If the Company fails to pay to the Holder the Holder Redemption Amount with respect to any Redeemed Debenture on the Redemption Date, then the Holder shall be entitled to interest on the Holder Redemption Amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law from the Redemption Payment Date specified in the notice given pursuant to the immediately preceding subparagraph (v) (and if no such notice is given, from the tenth Trading Day after the Redemption Date) until the date of payment of the Holder Redemption Amount hereunder. In the event the Company is not able to redeem all of the Redeemed Debenture subject to Holder Redemption Notices received from all Holders of this series of Debentures and delivered prior to the date upon which such redemption is to be effected, the Company shall redeem Redeemed Debentures from each such Holder pro rata, based on the total principal of Redeemed Debentures outstanding at the time of redemption included by each such Holder in all Holder Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total principal of Redeemed Debentures outstanding at the time of redemption included in all of the Holder Redemption Notices from all such Holders delivered prior to the date upon which such redemption is to be effected.

        5. Subject to the terms of the Securities Purchase Agreement and to the specific provisions of Sections 4(D) and (F) hereof, if and to the extent applicable, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

        6. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        7. All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder can designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

        8. If, for as long as this Debenture remains outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, (i) the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company, except that Section 4(C) shall not apply to such conversion.

        9. If, at any time while any portion of this Debenture remains outstanding, the Company spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the "Spin Off") in which the Company, in addition to or in lieu of any other compensation received and retained by the Company for such business, operations or assets, causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's Debentures outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Debentures") been converted as of the close of business on the Trading Day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Debentures, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the Outstanding Debentures then being converted, and (II) the denominator is the principal amount of the Outstanding Debentures.

        10. If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated hereby or by any of the other Transaction Agreements shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing, (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and
(iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

        11. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

        12. Any notice required or permitted hereunder shall be given in manner provided in the Section headed "NOTICES" in the Securities Purchase Agreement, the terms of which are incorporated herein by reference.

        13.     A.      This Debenture shall be governed by and interpreted in
accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture.

                B. JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Debenture.

        14. The Holder shall be entitled to exercise its conversion privilege with respect to this Debenture notwithstanding the commencement of any case under 11 U.S.C. ss.101 ET SEQ. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. ss.362 in respect of such Holder's right to convert the Debenture. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. ss.362.

        15.     (i)     Prior to a Mandatory Conversion Date, the following
shall constitute an "Event of Default":

                a. The Company shall default in the payment of principal or interest on this Debenture or any other amount due hereunder, and, in any such instance, the same shall continue for a period of five (5) Trading Days after the Company's receipt of written notice thereof from the Holder; or

                b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or any of the other Transaction Agreements shall be false or misleading in any material respect at the time made; or

                c. Subject to the terms of the Securities Purchase Agreement, the Company fails to authorize or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture (provided, however, that for purposes of this provision, such failure to cause the Transfer Agent to issue such shares shall not be deemed to occur until two
                        (2) Trading Days after the Delivery Date), fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or any other Transaction Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend on any certificate or fails to cause its Transfer Agent to remove such restricted legend, in each case where such removal is lawful, as and when required by this Debenture, or any other Transaction Agreement, and any such failure shall continue uncured for ten (10) Trading Days after the Company's receipt of written notice thereof from the Holder; or

                d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of any Debenture in this series and such failure shall continue uncured for a period of thirty (30) days after the Company's receipt of written notice thereof from the Holder; or

                e. The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under any of the Transaction Agreements and such failure shall continue uncured for a period of thirty (30) days after the Company's receipt of written notice thereof from the Holder; or

                f. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

                g. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                h. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

                i. Any money judgment, writ or warrant of attachment, or similar process in excess of Seven Hundred Fifty Thousand ($750,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty
                        (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                j. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

                k. The Company shall have its Common Stock suspended from trading on, or delisted from, the Principal Trading Market for in excess of twenty (20) Trading Days.

                (ii) After a Mandatory Conversion Date, the term "Event of Default" shall mean:

                a. The Company shall default in the payment of principal or interest on this Debenture or any other amount due hereunder, and, in any such instance, the same shall continue for a period of five (5) Trading Days after the Company's receipt of written notice thereof from the Holder; but only to the extent that the Company had an obligation to pay such amount to the Holder prior to the Mandatory Conversion Date or based on a notice given by the Holder prior to the Mandatory Conversion Date; or

                b. Subject to the terms of the Securities Purchase Agreement, the Company fails to authorize or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture (provided, however, that for purposes of this provision, such failure to cause the Transfer Agent to issue such shares shall not be deemed to occur until two (2) Trading Days after the Delivery Date), fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or any other Transaction Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend on any certificate or fails to cause its Transfer Agent to remove such restricted legend, in each case where such removal is lawful, as and when required by this Debenture, or any other Transaction Agreement, and any such failure shall continue uncured for ten (10) Trading Days.

                (iii) If an Event of Default shall have occurred and is continuing, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been cured or waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable (and the Maturity Date shall be accelerated accordingly; provided, however, that such accelerated Maturity Date [the "Default Maturity Date"] shall not be a Mandatory Conversion
Date), without presentment, demand,
protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law, including, but not necessarily limited to, the equitable remedy of specific performance and injunctive relief. In furtherance of the foregoing and not in limitation thereof, the Holder will be entitled to receive payment in cash in full of the outstanding principal and accrued interest on the Debenture on the Default Maturity Date.

        16. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

                   [Balance of page intentionally left blank]

        17. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, then IPSO FACTO the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Debenture. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section shall control every other provision of this Debenture.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: December 23, 2004

                                               AMBIENT CORPORATION

                                               By:/s/ John J. Joyce

                                               John J. Joyce
                                               (Print Name)

                                               Chief Executive Officer
                                               (Title)

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                                       OF
             6% CONVERTIBLE DEBENTURE SERIES 04-1 DUE ________, 200_
   (To be Executed by the Registered Holder in Order to Convert the Debenture)

TO:     AMBIENT CORPORATION.                        VIA TELECOPIER TO:
        79 Chapel Street                            (617) 332-7260
        Newton, Massachusetts 02458
        Attn: CEO


FROM: _________________________________________________________ ("Holder")

DATE: _______________________________________________ (the "Conversion Date")

RE: Conversion of $_________________ principal amount (the "Converted Debenture") of the 6% Convertible Debenture Series 04-1-_ Due _________, 200_ (the "Debenture") of AMBIENT CORPORATION (the "Company") into ________________________ shares (the "Conversion Shares") of Common Stock (defined below)

        The captioned Holder hereby gives notice to the Company, pursuant to the Debenture of the Company that the Holder elects to convert the Converted Debenture into fully paid and non-assessable shares of Common Stock, $0.001 par value (the "Common Stock"), of the Company as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Price (CHECK
ONE):

         _ $________________, representing the original Conversion Price (as defined in the Debenture)

             $________________, representing the original Conversion Price (as defined in the Debenture), adjusted in accordance with the provisions of the Debenture.

             Based on this Conversion Price, the number of Conversion Shares indicated above should be issued in the following name(s):

             Name and Record Address                   Conversion Shares

             ______________________________            _________________
             ______________________________            _________________
             ______________________________            _________________

        It is the intention of the Holder to comply with the provisions of
Section 4(C) of the Debenture regarding certain limits on the Holder's right to convert thereunder. Based on the analysis on the attached Worksheet Schedule, the Holder believe this conversion complies with the provisions of said Section 4(C). Nonetheless, to the extent that, pursuant to the conversion effected hereby, the Holder would have more shares than permitted under said Section, this notice should be amended and revised, ab initio, to refer to the conversion which would result in the issuance of shares consistent with such provision. Any conversion above such amount is hereby deemed void and revoked.

        As contemplated by the Debenture, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above.

        If this Notice of Conversion represents the full conversion of the outstanding balance of the Converted Debenture, the Holder either (1) has previously surrendered the Converted Debenture, duly endorsed, to the Company or
(2) will surrender (or cause to be surrendered) the Converted Debenture, duly endorsed, to the Company at the address indicated above by express courier within five (5) Trading Days after delivery or facsimile transmission of this Notice of Conversion.

                  The certificates representing the Conversion Shares should be transmitted by the Company to the Holder (CHECK ONE)

             _    via express courier or

             _    by electronic transfer (DTC)

within the time contemplated by the Debenture and Securities Purchase Agreement after receipt of this Notice of Conversion (by facsimile transmission or otherwise) to:

             ___________________________________
             ___________________________________
             ___________________________________

        The Holder has determined that accrued but unpaid interest on the Converted Debenture through the Conversion Date is $____________________ (subject to further accrual if payment not timely made). As contemplated by the Debenture, the Company should also pay all such accrued but unpaid interest on the Converted Debenture to the Holder.

             --      If the Company elects to pay such interest in Common
        Stock, as contemplated by and subject to the provisions of the Debenture, such shares should be issued in the name of the Holder and delivered in the same manner as, and together with, the Conversion Shares.

             --      If the Company elects or is required to pay the interest
        in cash, such payment should be made by wire transfer as follows:

             ___________________________________

             ___________________________________

             ___________________________________







                                         _______________________________________
                                         (Print name of Holder)

                                         By: ___________________________________
                                               (Signature of Authorized Person)

                                         _______________________________________
                                         (Printed Name and Title)

                              NOTICE OF CONVERSION
                               WORKSHEET SCHEDULE


1. Current Common Stock holdings of Holder and Affiliates         ____________
2. Shares to be issued on current conversion6                     ____________
3. Other shares to be issued on other current conversion(s) and
         other current exercise(s)7                               ____________
4. Other shares eligible to be acquired within next 60 days
         without restriction                                      ____________
5. Total [sum of Lines 1 through 4]                               ____________

6. Outstanding shares of Common Stock8                            ____________
7. Adjustments to Outstanding
         a. Shares known to Holder as previously issued
             to Holder or others but not included in Line 6       ____________
         b. Shares to be issued per Line(s) 2 and 3               ____________
         c. Total Adjustments [Lines 7a and 7b]                   ____________
8. Total Adjusted Outstanding [Lines 6 plus 7c]                   ____________

9. Holder's Percentage [Line 5 divided by Line 8]                 ____________%
[Note: Line 9 not to be above 4.99%]




-------------------------
6       Includes conversion of stated value and assumes interest will be paid in
Common Stock at the Conversion Price.
7       Includes shares issuable on conversion of convertible securities
(including assumed payment of interest or dividends) or exercise of other rights, including other warrants or options
8       Based on latest SEC filing by Company or information provided by executive officer of Company, counsel to Company or transfer agent.